PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

June 15, 2011

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form 10-K of Magnum Oil, Inc. (formerly PTM Publications Incorporated) of our report dated on June 15, 2011, with respect to the audited financial statements of Magnum Oil, Inc., included in Form 10-K for the year ended February 28, 2011.

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board